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                             Verizon California Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        Three Months Ended
(Dollars in Millions)                                     March 31, 2002
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Income before provision for income taxes                          $  271.0
Interest expense                                                      32.8
Portion of rent expense representing interest                          9.0
Amortization of capitalized interest                                    .4
                                                       -------------------

Earnings, as adjusted                                             $  313.2
                                                       ===================

Fixed charges:
Interest expense                                                  $   32.8
Portion of rent expense representing interest                          9.0
Capitalized interest                                                   1.9
                                                       -------------------

Fixed Charges                                                     $   43.7
                                                       ===================

Ratio of Earnings to Fixed Charges                                    7.17
                                                       ===================